                                                                   EXHIBIT 10.14
                                                                   -------------



                                                                  EXECUTION COPY


                               ADVISORY AGREEMENT

         ADVISORY AGREEMENT (this "AGREEMENT"), dated as of February 12, 2004, between PLY GEM INDUSTRIES, INC., a Delaware corporation (the "COMPANY") and CXCIC LLC, a Delaware limited liability company ("CIC").

         WHEREAS, pursuant to a Stock Purchase Agreement, dated as of December 19, 2003 (the "STOCK PURCHASE AGREEMENT"), among Ply Gem Investment Holdings, Inc., f/k/a CI Investment Holdings, Inc., (the "PARENT"), Nortek, Inc. and WDS LLC (together with Nortek, Inc., the "SELLERS"), the Sellers have agreed to sell, upon the terms and subject to the conditions set forth therein, all of the outstanding shares of stock of the Company to the Parent (the "ACQUISITION");

         WHEREAS, simultaneously with the execution and delivery of this Agreement, the Parent, through its wholly owned subsidiary, Ply Gem Holdings, Inc., is consummating the Acquisition;

         WHEREAS, the Company desires for CIC to provide certain ongoing advisory and management services to the Company, and CIC is willing to provide such services subject to the terms and conditions contained herein; and

         WHEREAS, all capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning ascribed to them in the Stock Purchase Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. SERVICES. During the term of this Agreement, CIC shall provide such acquisition and financial advisory services to the Company and its subsidiaries as the Board of Directors of the Company shall reasonably request, including without limitation: general executive and management services; assistance with the identification, support, negotiation and analysis of acquisitions and dispositions; assistance with the support, negotiation and analysis of financial alternatives; and human resource functions.

         SECTION 2.        COMPENSATION.

                  (a) In consideration of the services to be provided in accordance with Section 1, but subject to Sections 2(d) and 2(e), the Company shall pay to CIC, for each fiscal year of the Company, an advisory fee (the "ANNUAL FEE") equal to 2% of the Company's EBITDA (as defined below) for such fiscal year. The Annual Fee shall be pro rated for partial years. The Annual Fee for each fiscal year shall be paid in 12 installments, payable on or before the 10th day of each month (other than the first month) of such fiscal year and the first month of the next fiscal year, in an amount equal to 2% of the Company's EBITDA for the previous month. Notwithstanding the foregoing, at the election of either CIC or the Company, the Annual Fee for such fiscal year may be paid in one installment in an amount equal to 99% of the estimated Annual Fee for such fiscal year (the "ESTIMATED DISCOUNTED ANNUAL FEE"), payable at any time on or after the Closing, in the case of the Annual Fee for fiscal year 2004, and on or before the first day of the last month of the Company's preceding fiscal year, in the case of the Annual Fee for each fiscal year after fiscal year 2004; PROVIDED, HOWEVER, that if it is determined after the calculation of the Company's EBITDA for such fiscal year that the amount of such payment is less than or greater than 99% of the actual Annual Fee for such fiscal year (the "ACTUAL DISCOUNTED ANNUAL FEE"), then (i) if the Actual Discounted Annual Fee is greater than the Estimated Discounted Annual Fee, the Company shall pay to CIC an amount equal to such difference, and (ii) if the Estimated Discounted Annual Fee is greater than the Actual Discounted Annual Fee, CIC shall return to the Company an amount equal to such difference, in each case, within 10 business days of such determination.

                  (b) Upon the acquisition by the Company of any business or entity, or similar transactions with respect to which CIC provides services, the Company shall pay to CIC a transaction fee equal to 2% of the purchase or sale price, as applicable. Upon the divestiture by the Company of any business or entity, or similar transactions with respect to which CIC provides services, the Company shall pay to CIC a transaction fee equal to 1% of the purchase or sale price, as applicable.

                  (c) Upon the completion of a merger, consolidation or other business combination of the Company with and into a third party, or a sale of all or substantially all of the stock of the Company or any of its direct or indirect parent companies to a third party, or a sale of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, the Company shall pay to CIC a transaction fee equal to 1% of the sale price.

                  (d) CIC shall not be entitled to the Annual Fee with respect to the first fiscal year of the Initial Term unless (i) the Company's debt-to-EBITDA ratio for the last twelve months then ended is less than 5.20:1 or (ii) the Company's EBITDA for the last twelve months then ended is at least $85.5 million; PROVIDED, HOWEVER, that if it is determined that as of December 31, 2005 (i) the Company's debt-to-EBITDA ratio for the last twelve months then ended is less than 5.20:1 or (ii) the Company's EBITDA for the last twelve months then ended is at least $85.5 million, any unpaid installment of the Annual Fee with respect to the first fiscal year of the Initial Term shall be paid within 10 business days of such determination.

                  (e) The Annual Fee payable in any fiscal year shall not exceed the amounts permitted under the Credit Agreement, dated as of the date hereof, among the Company, the guarantors party thereto, the lenders party thereto, UBS Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers and bookrunners, CIBC World Markets Corp. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-arrangers, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, UBS Loan Finance LLC, as swingline lender, Deutsche Bank AG Cayman Islands Branch, as syndication agent, and Canadian Imperial Bank of Commerce and Merrill Lynch Capital Corporation, as co-documentation agents

(as amended, the "CREDIT AGREEMENT") or under the Indenture, dated as of February 12, 2004, governing the Company's [__]% Senior Subordinated Notes due 2012 (as amended, the "INDENTURE"). If at any time an Event of Default has occurred and is continuing under either the Credit Agreement or the Indenture and the Estimated Discounted Annual Fee has been paid for the fiscal year in which such Event of Default has occurred, CIC shall promptly return to the Company an amount equal to the product of (x) the amount of such Estimated Discounted Annual Fee and (y) a fraction, the numerator of which is the number of months remaining in such fiscal year (including the month in which such Event of Default has occurred) and the denominator of which is 12. Notwithstanding anything to the contrary set forth in this Section 2(e), on the first day in any fiscal year upon which the full amount of the Annual Fee payable with respect to such fiscal year shall be permitted to be paid, such full amount shall be paid, and upon the first day upon which any partial amount of the Annual Fee that would have been payable with respect to any prior fiscal year except for the provisions of this Section 2(e), such partial amount shall be paid.

                  (f) As used in this Section 2, the following terms shall have the following meanings:

                           (i)      "COMMON PHANTOM ADDITIONAL UNIT" shall have
the meaning specified in the Phantom Stock Plan.

                           (ii)     "EBITDA" for a specified fiscal period means
consolidated net income (loss) of the Company (x) plus, to the extent deducted in computing such consolidated net income (loss), (1) an amount equal to any extraordinary loss and/or any net capital loss realized, (2) provision for taxes based on income or profits, (3) consolidated interest expense whether paid or accrued and whether or not capitalized (including amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness (including costs associated with letters of credit)), (4) depreciation and amortization (including amortization of goodwill, organization costs and any capitalized management fees, overhead allocations, or transaction fees paid to Caxton-Iseman (Ply Gem), L.P. or its Affiliates (the "SPONSOR") (but excluding payments of expense reimbursement or indemnification payments to Sponsor), (5) dividends paid or accrued on preferred stock, (6) any management fees, overhead allocations and transaction fees paid to Sponsor or its Affiliates (but excluding payments of expense reimbursement or indemnification payments to Sponsor), (7) charges related to Common Phantom Additional Units, Preferred Phantom Additional Units and Phantom Incentive Units credited to any account under the Phantom Stock Plan, (8) costs associated with the shut down of the businesses conducted by Thermal-Gard, Inc., (9) severance costs related to John Forbis, (10) items listed on Schedule 1.01(b) of the Credit Agreement and (11) any other items deemed to be unusual or non-recurring by the Company and (y) minus any tax benefit recorded and any extraordinary gain and/or any net capital gain realized, in each case, on a consolidated basis and determined in accordance with GAAP.

                           (iii)     "GAAP" means United States generally
accepted accounting principles.

                           (iv)     "PHANTOM INCENTIVE UNITS" shall have the
meaning specified in the Phantom Stock Plan.

                           (v)      "PHANTOM STOCK PLAN" means the Phantom Stock
Plan of the Company adopted as of the date hereof, as amended or modified from time to time.

                           (vi)     "PREFERRED PHANTOM ADDITIONAL UNITS" shall
have the meaning specified in the Phantom Stock Plan.

         SECTION 3.        TERM. The initial term of this Agreement shall be ten
(10) years (the "INITIAL Term"), subject to Section 4. Upon the expiration of the Initial Term, the term of this Agreement shall be automatically renewed for consecutive one-year extensions unless the Company or CIC provides written notice of termination no fewer than 30 days prior to the end of the current term.

         SECTION 4.        TERMINATION. This Agreement shall terminate:

                  (a) 30 days after the delivery of a written notice by CIC;

                  (b) upon the completion of a merger, consolidation or other business combination of the Company with and into a third party, or a sale of all or substantially all of the stock of the Company or any of its direct or indirect parent companies to a third party, or a sale of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis; or

                  (c) upon the closing of the initial underwritten public offering of equity securities of the Company or any of its direct or indirect parent companies pursuant to an effective registration statement fled under the Securities Act of 1933, as amended.

         SECTION 5. FEES UPON TERMINATION. If this Agreement is terminated for any reason prior to the expiration of the Initial Term, the Company shall pay to CIC, concurrently with such termination, an amount equal to the present value of the advisory fee that would otherwise have been payable to CIC in accordance with Section 2(b) through the end of the Initial Term, based on the Company's cost of funds to borrow amounts under the revolving credit facility under the Credit Agreement.

         SECTION 6. REIMBURSEMENT. Upon the request of CIC and/or its Affiliates, and in any event, prior to the termination of this Agreement, the Company shall promptly reimburse CIC and/or its Affiliates for all reasonable out-of-pocket expenses (including, without limitation, legal, accounting, consulting and travel fees and expenses) incurred in connection with the performance of this Agreement (other than salary expenses and associated overhead charges).

         SECTION 7.        INDEMNITY AND EXCULPATION.

                  (a) None of CIC, any of its Affiliates or any of their respective partners, members, officers, directors, stockholders, Affiliates, agents or employees (each, an "INDEMNIFIED PARTY") shall have any liability to the Company for any services provided pursuant to this Agreement, except as may result from such Indemnified Party's gross negligence or willful misconduct.

                  (b) The Company hereby agrees to indemnify each Indemnified Party from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable fees, expenses and disbursements of attorneys, experts, personnel and consultants reasonably incurred by such Indemnified Party in any action or proceeding between the Company and such Indemnified Party or between such Indemnified Party and any third party, or otherwise) based upon, arising out of, or otherwise in respect of, this Agreement or any Indemnified Party's equity interest (whether direct or indirect) in the Company. To the extent that the foregoing indemnification is not permitted by law, each of the Indemnified Parties and the Company shall be subject and entitled to contribution based upon the relative benefits (not to exceed in any event the amount of fees paid to CIC hereunder) received by each and, if legally required, based upon the relative fault of each of the Indemnified Parties and the Company.

         SECTION 8. ASSIGNMENT. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; PROVIDED, that the Company shall be entitled to assign this Agreement to any Person that is an Affiliate of the Company or that otherwise assumed or is a successor to substantially all of the assets and the liabilities of the Company.

         SECTION 9. MODIFICATION. This Agreement may not be modified or amended in any manner other than by an instrument in writing signed by both parties hereto, or their respective successors or assigns.

         SECTION 10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter.

         SECTION 11. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid and return receipt requested. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails, as follows:

                  (a)      if to CIC, to:


                           CxCIC LLC
                           c/o Caxton-Iseman Capital, Inc.
                           500 Park Avenue, 8th Floor
                           New York, NY 10022
                           Attention:  Frederick Iseman
                           Telephone:  (212) 752-1850
                           Facsimile:  (212) 832-9450

                           with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison LLP
                           1285 Avenue of the Americas
                           New York, New York 10019
                           Attention:  Carl L.  Reisner, Esq.
                           Telephone:  (212) 373-3017
                           Facsimile:  (212) 373-2085

                  (b)      if to the Company, to:

                           Ply Gem Industries, Inc.
                           303 West Major Street
                           Kearney, MO 64060
                           Attention:  Shawn K. Poe
                           Telephone: (800) 800-2244
                           Facsimile:  (816) 903-4330

         Any party may, by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

         SECTION 12. GOVERNING LAW; SUBMISSION TO JURISDICTION. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal law (and not the law of conflicts) of the State of New York.

         SECTION 13. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original all of which taken together shall constitute one and the same instrument.

                            [Signature page follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                                    PLY GEM INDUSTRIES, INC.


                                    By: /s/ Lee D. Meyer
                                        ---------------------------------------
                                        Name:  Lee D. Meyer
                                        Title:



                                    CXCIC LLC


                                    By: /s/ Frederick Iseman
                                        ---------------------------------------
                                        Name:  Frederick Iseman
                                        Title: